Exhibit 99.1

NEWS RELEASE

For Release:	Immediately
Contact:	Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES, INC. ANNOUNCES

FIRST QUARTER EARNINGS

Calhoun, Georgia, May 3, 2012 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2012 first quarter net earnings of $40 million and diluted earnings per share (EPS) of $0.58, a 38% increase over last year’s first quarter adjusted EPS. Net sales for the first quarter of 2012 were $1.4 billion, increasing 5% as reported and 6% with a constant exchange rate. For the first quarter of 2011, net earnings were $23 million and EPS was $0.34. Excluding restructuring charges for the first quarter of 2011, adjusted net earnings were $29 million and EPS was $0.42.

Commenting on Mohawk Industries’ performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Volume increases, price increases, cost reductions and lower interest expense contributed to our earnings growth in the quarter. In March, Standard & Poor’s upgraded our credit rating and Moody’s elevated our outlook to positive, reducing the interest rate on our notes. In April, we paid our 2012 maturing notes using our bank revolver which has lower interest rates. Our balance sheet remains strong with net debt to adjusted EBITDA at 2.2 times and approximately $500 million available for strategic opportunities, after the payment of the 2012 notes.”

Mohawk segment sales grew 1% as we executed price increases that should cover our material cost in the second period. Higher carpet sales in the segment were offset by lower rug sales from deferred customer promotions, inventory reductions in the channel and lower product mix. In residential, we launched our revolutionary SmartStrand Silk collection, the next generation of soft carpet, with the inherent performance, ease of care and unique environmental features that have made SmartStrand successful. In the commercial business our hospitality and core business improved, but we experienced weakness in our premium products. To provide greater value in commercial, we have introduced new high-end products, extended our SmartStrand brand into commercial applications and utilized new technology for improved pattern definition in hospitality. Productivity increases, improved yields, product re-engineering, process simplification and reduced complexity improved our cost position and service levels.

Dal-Tile segment net sales grew 14% during the quarter through increased residential remodeling and commercial renovation, successful product launches and growth in the Mexican market. Price increases along with energy surcharges are being implemented to recover material and freight costs. Sales grew in all channels, driven by new products featuring Reveal Imaging, larger sizes, realistic wood designs and a premium commercial collection. In Mexico, we opened our Salamanca plant ahead of schedule. Sales in Mexico are growing dramatically due to our expanded offering of product designs, sizes and price points. We lowered manufacturing costs through higher productivity, reduced waste, and improved formulations that increase production speeds and recycled content.

Unilin segment net sales grew 4% as reported and 7% on a local basis supported by growth of laminate flooring and panels. The impact of the European debt situation on our business has been limited by our lower exposure to Southern European markets. We continue to gain share through new products, channels and regions, offsetting the impact of slowing national economies. We have implemented price increases in European laminate, roofing and most panels to recover higher material costs. We are increasing product placements in the home center and DIY channels with both laminate and wood. Our insulation panels business grew significantly and we are preparing to expand in France. Our strategies to expand internationally are progressing with our new Russian plant increasing production and our Australian distribution being integrated with Unilin.

Low mortgage rates, increasing home sales, and higher employment should sustain industry growth. Our emphasis on product and process innovation, cost management and flexibility has resulted in a stronger company. In the second quarter, we anticipate continued sales growth and improving margins as selling prices align with material inflation. We believe that our new product launches will improve profitability and sales growth. Improvements in productivity, inventory management, and interest expenses will favorably impact our results. With these factors, our guidance for second quarter earnings is $1.07 to $1.16 per share, excluding any restructuring costs. Our recent investments in new markets, technology, production capacity and R&D will improve our results. We have a strong financial position to pursue new strategic opportunities.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk provides a complete selection for all markets of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry including Mohawk, Karastan, Lees, Bigelow, Durkan, Daltile, American Olean, Unilin and Quick-Step. Mohawk’s unique merchandising and marketing assists the consumer in creating exquisite floors to fulfill their dreams. Mohawk provides a premium level of service with its own trucking fleet and local distribution in the U.S. Mohawk’s international presence includes operations in Australia, Brazil, China, Europe, Malaysia, Mexico and Russia.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation in raw material prices and other input costs; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, May 4, 2012 at 11:00 AM Eastern Time.

The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 69432176. A replay will also be available until May 18, 2012 by dialing 855-859-2056 for US/local calls and 404-537-3406 for International/Local calls and entering Conference ID # 69432176.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations

(Amounts in thousands, except per share data)	Three Months Ended
	March 31, 2012	April 2, 2011

Net sales	$1,409,035	1,343,595
Cost of sales	1,049,609	1,002,003

Gross profit	359,426	341,592
Selling, general and administrative expenses	287,450	285,508

Operating income	71,976	56,084
Interest expense	22,498	26,595
Other (income) expense, net	(1,825)	(15)

Earnings before income taxes	51,303	29,504
Income tax expense	10,291	4,966

Net earnings	41,012	24,538

Net earnings attributable to noncontrolling interest	(635)	(1,096)

Net earnings attributable to Mohawk Industries, Inc.	$40,377	23,442

Basic earnings per share attributable to Mohawk Industries, Inc.	$0.59	0.34

Weighted-average common shares outstanding - basic	68,862	68,674

Diluted earnings per share attributable to Mohawk Industries, Inc.	$0.58	0.34

Weighted-average common shares outstanding - diluted	69,141	68,904

Other Financial Information

(Amounts in thousands)

Net cash used in operating activities	$44,470	67,413

Depreciation and amortization	$73,286	74,253

Capital expenditures	$43,251	52,811

Consolidated Balance Sheet Data

(Amounts in thousands)

	March 31, 2012	April 2, 2011
ASSETS
Current assets:
Cash and cash equivalents	$304,775	256,231
Receivables, net	782,000	754,826
Inventories	1,164,991	1,075,613
Prepaid expenses and other current assets	136,752	97,846
Deferred income taxes	156,110	155,159

Total current assets	2,544,628	2,339,675
Property, plant and equipment, net	1,718,396	1,715,895
Goodwill	1,390,712	1,406,731
Intangible assets, net	599,625	689,703
Deferred income taxes and other non-current assets	145,833	114,229

	$6,399,194	6,266,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$57,309	52,706
Accounts payable and accrued expenses	721,383	739,768

Total current liabilities	778,692	792,474
Long-term debt, less current portion	1,642,419	1,577,188
Deferred income taxes and other long-term liabilities	458,786	449,984

Total liabilities	2,879,897	2,819,646

Noncontrolling interest	—	33,255

Total stockholders’ equity	3,519,297	3,413,332

	$6,399,194	6,266,233

Segment Information

(Amounts in thousands)

	As of or for the Three Months Ended
	March 31, 2012	April 2, 2011
Net sales:
Mohawk	$699,880	691,165
Dal-Tile	392,925	344,415
Unilin	337,424	325,832
Intersegment sales	(21,194)	(17,817)

Consolidated net sales	$1,409,035	1,343,595

Operating income (loss):
Mohawk	$25,282	17,040
Dal-Tile	26,028	17,700
Unilin	27,146	26,250
Corporate and eliminations	(6,480)	(4,906)

Consolidated operating income	$71,976	56,084

Assets:
Mohawk	$1,820,785	1,749,625
Dal-Tile	1,759,934	1,674,408
Unilin	2,620,013	2,654,268
Corporate and eliminations	198,462	187,932

Consolidated assets	$6,399,194	6,266,233

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.

(Amounts in thousands, except per share data)

	Three Months Ended
	March 31, 2012	April 2, 2011
Net earnings attributable to Mohawk Industries, Inc.	$40,377	23,442
Unusual items:
Business restructurings	—	6,813
Income taxes	—	(1,018)

Adjusted net earnings attributable to Mohawk Industries, Inc.	$40,377	29,237

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$0.58	0.42
Weighted-average common shares outstanding - diluted	69,141	68,904

Reconciliation of Total Debt to Net Debt

(Amounts in thousands)

March 31, 2012
Current portion of long-term debt	$57,309
Long-term debt, less current portion	1,642,419
Less: Cash and cash equivalents	304,775

Net Debt	$1,394,953

Reconciliation of Operating Income to Adjusted EBITDA

(Amounts in thousands)

	Three Months Ended				Trailing Twelve Months Ended

	July 2, 2011	October 1, 2011	December 31, 2011	March 31, 2012	March 31, 2012
Operating income	$101,700	91,464	66,294	71,976	331,434
Other (expense) income	(396)	(13,413)	(257)	1,825	(12,241)
Net earnings attributable to noncontrolling interest	(1,191)	(1,050)	(966)	(635)	(3,842)
Depreciation and amortization	74,344	74,207	74,930	73,286	296,767

EBITDA	174,457	151,208	140,001	146,452	612,118
Unrealized foreign currency losses (1)	—	9,085	—	—	9,085
Operating lease correction (2)	—	—	6,035	—	6,035
Business restructurings	6,514	2,186	7,696	—	16,396

Adjusted EBITDA	$180,971	162,479	153,732	146,452	643,634

Net Debt to Adjusted EBITDA					2.2

Reconciliation of Net Sales to Adjusted Net Sales

(Amounts in thousands)

	Three Months Ended
	March 31, 2012	April 2, 2011
Net sales	$1,409,035	1,343,595
Adjustments to net sales:
Exchange rate	13,636	—

Adjusted net sales	$1,422,671	1,343,595

Reconciliation of Segment Net Sales to Adjusted Segment Net Sales

(Amounts in thousands)

	Three Months Ended
Unilin	March 31, 2012	April 2, 2011
Net sales	$337,424	325,832
Adjustment to net sales:
Exchange rate	11,851	—

Adjusted net sales	$349,275	325,832

Reconciliation of Operating Income to Adjusted Operating Income

(Amounts in thousands)

	Three Months Ended
	March 31, 2012	April 2, 2011
Operating income	$71,976	56,084
Adjustments to operating income:
Business restructurings	—	6,813

Adjusted operating income	$71,976	62,897

Adjusted operating margin as a percent of net sales	5.1%	4.7%

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income

(Amounts in thousands)
	Three Months Ended
Mohawk	March 31, 2012	April 2, 2011
Operating income	$25,282	17,040
Adjustments to operating income:
Business restructurings	—	6,813

Adjusted operating income	$25,282	23,853

Adjusted operating margin as a percent of net sales	3.6%	3.5%

Reconciliation of Earnings Before Income Taxes to Adjusted Earnings Before Income Taxes

(Amounts in thousands)
	Three Months Ended
	March 31, 2012	April 2, 2011
Earnings before income taxes	$51,303	29,504
Unusual items:
Business restructurings	—	6,813

Adjusted earnings before income taxes	$51,303	36,317

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense

(Amounts in thousands)
	Three Months Ended
	March 31, 2012	April 2, 2011
Income tax expense	$10,291	4,966
Unusual items:
Income taxes	—	1,018

Adjusted income tax expense	$10,291	5,984

Adjusted income tax rate	20%	16%

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses

(Amounts in thousands)
	Three Months Ended
	March 31, 2012	April 2, 2011
Selling, general and administrative expenses	$287,450	285,508
Adjustments to selling, general and administrative expenses:
Business restructurings	—	466
Exchange rate	2,378	—

Adjusted selling, general and administrative expenses	$289,828	285,974

Adjusted selling, general and administrative expenses as a percent of net sales	20.6%	21.3%

(1)	Unrealized foreign currency losses in Q3 2011 for certain of the Company’s consolidated foreign subsidiaries that measure financial position and results using the U.S. dollar rather than the local currency.
(2)	Correction of an immaterial error related to accounting for operating leases

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.